Exhibit 99.1

FENTURA FINANCIAL, INC. TO DEREGISTER

WITH THE SECURITIES AND EXCHANGE COMMISSION

Contact:	James Distelrath
Phone:	(810) 750-8725

Date:	August 1, 2012

FENTON, MI – Fentura Financial, Inc. (the “Company”), the Michigan bank holding company of The State Bank, Fenton, MI (“The State Bank”), announced that it intends to file a Form 15 with the Securities and Exchange Commission (the “Commission”) to deregister its common stock, no par value (the “Common Stock”) under the Securities Exchange Act of 1934, as amended, which will terminate the Company’s obligation to file periodic and annual reports with the Commission. The Company’s board of directors has determined that the Company would benefit from such action by eliminating significant costs, including fees and expenses relating to the preparation and filing of periodic reports with the Commission, and by permitting management to spend less time on report preparation, which will allow them to devote full attention and effort to the Company’s operations. The Company intends to continue to hold annual meetings and to provide its shareholders with financial information.

The State Bank is a community bank owned and operated by people living and working in Southeast Michigan. The State Bank offers a full range of financial products and services to businesses and consumers. The State Bank is headquartered at 175 North Leroy Street, Fenton, Michigan 48430 and its phone number is (810) 750-8725.

Additional information about the Company and The State Bank is available at www.Fentura.com.